UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 27, 2008 (August 21, 2008)
King Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Tennessee	001-15875	54-1684963

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Fifth Street, Bristol, Tennessee	37620

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On August 21, 2008, a Stipulation of Settlement (the “Settlement Agreement”) was entered into in connection with a certain consolidated shareholder derivative action entitled In Re: King Pharmaceuticals, Inc. Derivative Litigation (the “Derivative Action”) in the Chancery Court for Sullivan County at Bristol, Tennessee (the “Court”). The Derivative Action alleged a breach of fiduciary duty, among other things, by certain former officers and certain current and former directors of King Pharmaceuticals, Inc. (the “Company”). For a full listing of the parties to the Derivative Action please refer to Exhibit 10.1 hereto. The Settlement Agreement is subject to Court approval.
     In consideration for the full settlement and release of all Released Claims (as defined in the Settlement Agreement), the Settlement Agreement provides for the maintenance by the Company of various existing corporate governance processes and the adoption and maintenance of others, specified therein. In addition, the Settlement Agreement calls for the payment by the Company of $13.5 million in the aggregate for attorney’s fees for plaintiffs’ counsel. This amount will be paid on the Company’s behalf by its insurance carriers.
     The foregoing does not constitute a complete summary of the terms of the Settlement Agreement and reference is made to the complete text of the Settlement Agreement which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

10.1	Stipulation of Settlement dated August 21, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2008	KING PHARMACEUTICALS, INC.
	By:	/s/ Joseph Squicciarino
Joseph Squicciarino
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stipulation of Settlement dated August 21, 2008.